                                                                      EXHIBIT 21


SUBSIDIARIES OF JONES INTERNATIONAL NETWORKS, LTD.
(All are Colorado corporations, unless otherwise indicated)


       Great American Country, Inc.
       JPN, Inc.
       Jones Audio Services, Inc.
       Jones Earth Segment, Inc.
       Jones Galactic Radio, Inc.
       Jones Galactic Radio Partners, Inc.
       Jones MAI Radio, Inc.
       Jones Radio Holdings, Inc.
       Jones Radio Network, Inc.
       Jones Radio Network Ventures, Inc.
       Jones/Owens Radio Programming LLC, a Colorado limited liability company Jones Infomercial Networks, Inc.
       Jones Infomercial Network Ventures, Inc.
       Jones Infomercials International, Ltd.
       Jones Space Holdings, Inc.
       MediaAmerica, Inc., a New York corporation
       Product Information Network Venture, a Colorado general partnership